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                                                       RULE 424(b)(3) PROSPECTUS
                                                      REGISTRATION NO. 333-68877


                            SUPPLEMENT TO PROSPECTUS
                             DATED DECEMBER 14, 1998

                                 402,240 SHARES

                         PERFORMANCE FOOD GROUP COMPANY

                                  Common Stock

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         This is a prospectus supplement for the issuance of 402,240 shares of the Company's common stock as partial consideration for the Company's acquisition of Redi-Cut Foods, Inc. ("Redi-Cut"), Kansas City Salad, L.L.C. ("Kansas City") and K.C. Salad Real Estate, L.L.C. ("KCS") pursuant to a Stock and Membership Interest Purchase Agreement dated October 30, 2000, by and among the Company, K.C. Salad Holdings, Inc., all the stockholders of Redi-Cut and all the members of Kansas City and KCS.

         The shares of common stock issued in connection with the Stock and Membership Interest Purchase Agreement were registered in the names of Phillip
J. Cooper Trust, Carey F. Cooper Irrevocable Trust, Nancy Finkelman Irrevocable Trust, Laura Schallman Irrevocable Trust, Justin David Finkelman Irrevocable Trust, Jamie Lynn Finkelman Irrevocable Trust, Taylor Paige Finkelman Irrevocable Trust, Michael Albert Schallman Irrevocable Trust, Jonathan William Schallman Irrevocable Trust, Alexandra Elizabeth Cooper Irrevocable Trust, Nathan Richard Cooper Irrevocable Trust, Douglas Martin Cooper Irrevocable Trust, Edward D. Schreiner, Carey F. Cooper, Nancy C. Finkelman and Laura A. Schallman (collectively, the "Former Shareholders and Members"). The Former Shareholders and Members may offer and sell the common stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the prospectus.


                The date of this supplement is December 15, 2000.